EXHIBIT 99.2

UNAUDITED FINANCIAL STATEMENTS OF BIOCUBE, INC.

SIX MONTHS ENDED JUNE 30, 2010 AND 2009

BIOCUBE, INC.
(A Development Stage Company)
BALANCE SHEETS
JUNE 20, 2010 AND 2009
ASSETS
	June 30,	June 30,
	2010	2009
CURRENT ASSETS
Cash	$3,287	$0
Total Current Assets	3,287	0

PROPERTY AND EQUIPMENT
Decontamination system	27,750	30,000
Total Property and Equipment	27,750	30,000

TOTAL ASSETS	31,037	30,000

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts Payable	43,250	13,300
Accrued salaries	225,000	90,000
Due to Shareholder	1,500	0
Other accrued expenses	865	0
Short term loans	14,175	0
Total Current Liabilities	284,790	103,300

LONG-TERM LIABILITIES
Note payable Leaddog	10,000	0
Total Long-Term Liabilities	10,000	0

Total Liabilities	294,790	103,300
STOCKHOLDERS' EQUITY
Capital Stock	4,500	4,500
Additonal paid-in capital	29,500	29,500
Retained Earnings	(297,753)	(107,300)
Total Stockholders' Equity	(263,753)	(73,300)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	31,037	30,000

BIOCUBE, INC.
(A Development Stage Company)
INCOME STATEMENTS
JUNE 20, 2010 AND 2009

	Six Months ended Jun 30, 2010	Six Months ended Jun 30, 2009
REVENUE
Total Revenue	$0	$0

OPERATING EXPENSES
Amortization	750	0
Bank Service Charges	117	0
Consulting expense	15,000	10,000
Interest Expense	596	0
Officer salaries	45,000	90,000
Rent Expense	1,650	3,300
Total Operating Expenses	63,113	103,300

Operating Income (Loss)	(63,113)	(103,300)

OTHER INCOME AND EXPENSE	0	0

Income (Loss) Before Income Taxes	(63,113)	(103,300)

Provision for Income Tax	0	0

Net Income (Loss)	$(63,113)	$(103,300)

BIOCUBE, INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOW
JUNE 20, 2010 AND 2009

	Six Months ended Jun 30, 2010	Six Months ended Jun 30, 2009
CASH FLOWS FROM OPERATING ACTIVITIES

NET INCOME
Net Income (Loss)	$(63,113)	$(103,300)
Total Net Income	(63,113)	(103,300)

ADJUSTMENTS TO NET INCOME
Adjustments to reconcile Net Income (Loss) to net Cash:
Increase (Decrease) in:
Accounts Payable	16,650	13,300
Accrued salaries	45,000	90,000
Due to Shareholder	1,500	0
Other accrued expenses	596	0
Total Adjustments	63,746	103,300

Net Cash Provided By (Used In) Operating Activities	633	0

CASH FLOWS FROM INVESTING ACTIVITIES
Decontamination system	750	(30,000)

Net Cash Provided By (Used In) Investing Activities	750	(30,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Capital Stock	0	30,000

Net Cash Provided By (Used In) Financing Activities	0	30,000

NET INCREASE (DECREASE) IN CASH	1,383	0

CASH AT BEGINNING OF PERIOD	1,904	0
CASH AT END OF PERIOD	3,287	0

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